EXHIBIT 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference herein of our report dated March 10, 2006, relating to the consolidated balance sheets of Rio Narcea Gold Mines, Ltd. (the “Company”) as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2005, in this Annual Report on Form 40-F of the Company for the year ended December 31, 2005.

       /s/ Ernst & Young LLP

Toronto, Canada

Ernst & Young LLP

March 29, 2006

Chartered Accountants